EXHIBIT 99

                    PRESS RELEASE OF PROVIDENT BANCORP, INC.

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                    [letterhead of Provident Bancorp, Inc.]


                                  News Release

For Immediate RELEASE                           Stock Symbol:  PBCP
December 1, 2004                                Traded on Nasdaq National Market

CONTACT:
Bill Madden, M.C.M.
(845) 352-3650

                      PROVIDENT BANK NAMES RICHARD O. JONES

                   EXECUTIVE VICE PRESIDENT, BUSINESS SERVICES

              Long-time resident of Monroe starts in new role today

MONTEBELLO, N.Y. - December 1 - Provident Bank CEO George Strayton announced today that Richard O. Jones has been appointed to the newly created role of Executive Vice President, Business Services effective today.

As a member of Provident Bank's senior management team, Jones will report directly to Strayton and will be responsible for the bank's business areas, including retail, operations, information technology, marketing and product management, trust and investments, small business lending and consumer loans, and mortgage underwriting and services. He will be based at the bank's Montebello headquarters.

"This is a very exciting time in our 116-year history and Rick Jones will play a leadership role in Provident Bank's ongoing evolution as a full-service community bank that serves the Hudson Valley region," said Strayton. "Rick has impressive credentials in all facets of banking and he will help develop strategies that will allow the bank to continue to deliver a high level of service to our customers. In addition, Rick has a thorough understanding of the Hudson Valley where he has lived for many years."
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Provident Bank: Jones appointment -- 2

Jones is a veteran of retail banking. His career spans 30 years of both front line and staff experience starting with Manufacturers Hanover, followed by Chemical Bank and JP Morgan Chase. His experiences include roles in branch and systems operations, a variety of staff planning and MIS functions, and close to 25 years managing major front line retail sales staff in urban as well as suburban settings.

His two most recent roles were as Senior Vice President and Regional Manager for the Tri-State (New York-New Jersey-Connecticut) and Texas regions of JP Morgan Chase's retail bank, which includes 325 branches, as well as Banker Manager for Chase's mass market affluent program across the Chase branch network. While Regional Manager for the Tri-State region, Jones was active on various boards, most notably, chairman of the board of trustees of the Westchester Arts Council.

Jones is a graduate of Fordham University, where he earned a degree in History, and New York University, where he earned his MBA in Finance. Jones lived in Monroe for 23 years during which time he served four years as a Monroe town councilman and a member of the Monroe planning board for three years. Jones and his wife currently reside in Warwick.

Headquartered in Montebello, N.Y., Provident Bank, with over $2.5 billion in assets, is an independent full-service community bank. Provident Bank operates 36 branches that serve the Hudson Valley region, including two offices in Bergen County, N.J. The bank offers a complete line of commercial, retail and investment management and trust services. Visit the Provident Bank web site at www.providentbanking.com.